UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2021 (September 20, 2021)

SRAX, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-37916	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2629 Townsgate Road #215, Westlake Village, CA	91361
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(323) 694-9800

not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common stock	SRAX	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Dividend of Series A Preferred Stock

On August 17, 2021, SRAX, Inc. (the “Company”) announced that it will be issuing a one-time dividend consisting of a preferred stock to certain Qualified Recipients (as defined below) on a 1-for-1 as converted to common stock basis (the “Dividend”). The record date for the Dividend is September 20, 2021 (the “Record Date”). The preferred stock entitles the Qualified Recipients with the right to receive the net proceeds from sales of certain securities of issuers that the Company received through its Sequire Platform services.

On September 20, 2021, the Company filed a certificate of designation (the “COD”) of preferences, rights, and limitations of Series A Non-Voting Preferred Stock (“Series A Preferred Stock”) with the Secretary of State of Delaware. Pursuant to the COD, the Company is authorized to issue up to 36,412,417 shares of Series A Preferred Stock (the “Dividend Shares”).

As of the Record Date, the following holders of securities were entitled to receive the Dividend Shares (collectively, the “Qualified Recipients):

(i)	each outstanding share of Class A common stock (the “Common Stock”), of which 25,160,504 shares were issued and outstanding,

(ii)	each share of Common Stock underlying outstanding common stock purchase warrants containing a contractual right to receive the Dividend (“Warrants”) of which, 10,327,645 were outstanding, and

(iii)	each original issue discount senior convertible debenture (the “Debentures”) issued on June 30, 2021, containing a contractual right to receive the Dividend on an as converted to Common Stock basis, of which $2,486,275 of Debentures were outstanding in principal and interest, convertible into 924,268 shares of Common Stock.

Accordingly, the Company is issuing 36,412,417 shares of Series A Preferred Stock to the Qualified Recipients on an as converted to Common Stock basis. The Dividend is anticipated to be delivered on or about September 27, 2021.

Rights Preferences and Limitations of Series A Preferred Stock

For purposes of the paragraph below, the term “Enumerated Securities” shall mean the securities approved by the Company’s board of directors (“Board”), in aggregate value of approximately $6.5 million as of the Record Date, consisting of securities (i) from twenty-five (25) companies that trade or are quoted on the OTC Markets, (ii) having stock prices ranging from $0.01 to $5.15, (iii) with aggregate values of the securities held by the Company ranging from $1,930 to $900,000, and (iv) with the average value held by the Company equal to $260,000 per issuer. The Enumerated Securities consist of (a) 24 issuers’ common stock and (b) one (1) issuer’s convertible debt instrument that is convertible into common stock.

Pursuant to the COD, the holders of Series A Preferred Stock may become entitled to certain cash dividends on a pro rata basis (subject to a determination by the Board that a distribution is not prohibited pursuant to applicable provisions of the Delaware General Corporation Law or other applicable law), from the net proceeds received from the sale of the Enumerated Securities if and when sold (a “Cash Distribution”). Any Cash Distribution, if and when declared by the Board, will be paid no more frequently than once per calendar quarter and will be required to be declared by the thirtieth (30th) day following a calendar quarter by the Board. In the event that a Cash Distribution would entitle the holders of Series A Preferred Stock to each receive less than $0.01 per share, the Company shall not be required to pay any Cash Distribution, and if applicable, such amount will be credited to a subsequent quarter.

In the event of a liquidation or certain fundamental transactions, as more fully described in the COD, holders of Series A Preferred Stock will be entitled to any accrued and unpaid amounts owed pursuant to sales of the Enumerated Securities.

The Series A Stock (i) is not redeemable, (ii) is not transferrable, (iii) contains no voting rights (except where required by law), and (iv) will automatically cancel and be returned to the status of authorized but unissued shares of preferred stock upon the payment of all amounts due pursuant to sales of the Enumerated Securities, as more fully described in the COD.

The foregoing description of the COD set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text thereof, a copy of which is filed as Exhibit 3.01 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description
3.01	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	September 24, 2021	SRAX, Inc.

/s/ Christopher Miglino
		By:	Christopher Miglino
Chief Executive Officer

INDEX OF EXHIBITS

Exhibit No.	Description
3.01	Form of Certificate of Designation of Preferences, Rights and Limitations of Series A Non-Voting Preferred Stock